333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

UBS AG
(Exact name of registrant as specified in its charter)

Switzerland	98-0186363
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)
BAHNHOFSTRASSE 45, ZURICH, SWITZERLAND, AND
AESCHENVORSTADT 1, BASEL, SWITZERLAND
(Address, including ZIP Code, and telephone number, including area code, of registrant’s principal executive offices)

UBS SAVINGS AND INVESTMENT PLAN
(Full title of the plans)

James E. Odell, Esq.
UBS AG
299 Park Avenue
New York, New York 10171
212-821-3000
(Name, address, including ZIP Code, and telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company.)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
	Amount	Offering Price Per	Aggregate Offering	Registration Fee
Title of Securities to Be Registered	to Be Registered(1)	Share (2)	Price	(2)
Ordinary Shares, CHF 0.10 per share	5,000,000	$16.895	$84,475,000	$4,713.71

(1)	The number of shares being registered represents the shares issuable under the UBS Savings And Investment Plan (the “Plan”). In addition, pursuant to Rule 416(c) under the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan. Such indeterminate number of additional shares as may be issuable pursuant to a recapitalization of the Ordinary Shares is hereby also registered.

(2)	Computed pursuant to Rule 457(h) solely for the purpose of determining the registration fee, based upon an assumed price of $18.28 per share, which is the average of the high and low prices of UBS AG Ordinary Shares on October 30, 2009, as reported on the New York Stock Exchange Consolidated Tape.

EXPLANATORY NOTE
     UBS AG (the “Company”) is filing this registration statement in accordance with Instruction E to Form S-8 to register 5,000,000 additional ordinary shares, par value CHF 0.10 per share of the Company (the “Ordinary Shares”) that may be issuable pursuant to the Plan.
     The contents of the Company’s original Registration Statement on Form S-8, Registration Statement No. 333-127182, filed on August 4, 2005 are incorporated herein by reference, except as revised herein.
Item 8 Exhibits
     An Exhibit Index, containing a list of all exhibits filed with this registration statement, is included on page 10. The Registrant hereby undertakes that it will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service (the “IRS”) in a timely manner and has made or will make all necessary changes required by the IRS in order to qualify the Plan.
Item 9 Undertakings
     The Company hereby undertakes:
     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;
     2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
     4. That, for the purpose of determining liability of the Company under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of such undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned Company;
     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of such undersigned Company; and
     (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser;
     5. That, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     6. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, Connecticut, on October 28, 2009.

UBS AG
By:	/s/ Gordon Kiesling
	Name:	Gordon Kiesling
	Title:	Executive Director

By:	/s/ Sarah M. Starkweather
	Name:	Sarah M. Starkweather
	Title:	Director

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

* Oswald J. Grübel	Chief Executive Officer (principal executive officer)	October 28, 2009

* John Cryan	Group Chief Financial Officer (principal financial officer and principal accounting officer)	October 28, 2009

Signatures	Title	Date

* Kaspar Villiger	Chairman and Member of Board of Directors	October 28, 2009

* Sergio Marchionne	Member of Board of Directors	October 28, 2009

Sally Bott	Member of Board of Directors	October 28, 2009

* Michel Demaré	Member of Board of Directors	October 28, 2009

* Rainer-Marc Frey	Member of Board of Directors	October 28, 2009

* Bruno Gehrig	Member of Board of Directors	October 28, 2009

* Ann F. Godbehere	Member of Board of Directors	October 28, 2009

* Axel P. Lehmann	Member of Board of Directors	October 28, 2009

Signatures	Title	Date

* Helmut Panke	Member of Board of Directors	October 28, 2009

* William G. Parrett	Member of Board of Directors	October 28, 2009

* David Sidwell	Member of Board of Directors	October 28, 2009

Peter R. Voser	Member of Board of Directors	October 28, 2009

*By:
/s/ Sarah M. Starkweather
Sarah M. Starkweather, as attorney-in-fact

/s/ Gordon Kiesling
Gordon Kiesling, as attorney-in-fact

     Pursuant to the requirements of Section 6(a) of the Securities Act, as amended, the Authorized Representative has duly caused this Registration Statement to be signed, solely in his capacity as the duly authorized representative of UBS AG in the United States, in the City of Stamford, State of Connecticut, on October 27, 2009.

By:	/s/ James Odell
	Name:	James Odell
	Title:	Managing Director

     Pursuant to the requirements of the Securities Act, the trustees (or other persons who administer the Plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on October 27, 2009.

UBS SAVINGS AND INVESTMENT PLAN
By:	/s/ Edward O'Dowd
	Name:	Edward O'Dowd
	Title:	Managing Director

Index to Exhibits

Exhibit No.	Description of Exhibit

4.1	Articles of Association of UBS AG, incorporated by reference to the Company’s Report on Form 6-K filed on October 21, 2009.

4.2	Organization Regulations of UBS AG, incorporated by reference to Exhibit 1.2 of the Company’s Annual Report on Form 20-F filed on March 11, 2009.

5.1	See Item 8 undertaking in lieu of opinion.

23	Consent of Ernst & Young Ltd. (filed herewith).

24	Powers of Attorney (filed herewith).